ADVISORY AGREEMENT
     THIS AGREEMENT, made as of July 1, 2009, among MSSB Managed Futures Rotella I, LLC, a Delaware limited liability company (the ?Trading Company?), Demeter Management LLC, a Delaware limited liability company (the ?Trading Manager?), and Rotella Capital Management, Inc., a Nevada corporation (the ?Trading Advisor?).
W I T N E S S E T H :
     WHEREAS, the Trading Company has been organized pursuant to a Certificate of Formation filed with Secretary of State of the State of Delaware on June 10, 2009 (the ?Certificate of Formation?) and an operating agreement (the ?Operating
Agreement?) to, among other things, directly or indirectly through a commodity trading advisor, trade, buy, sell, spread, or otherwise acquire, hold, or dispose of commodities (including, but not limited to, foreign currencies, mortgage-backed securities, money market instruments, financial instruments, and any other securities or items which are now, or may hereafter be, the subject of futures contract trading), domestic and foreign commodity futures contracts, forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, exchange of futures contracts for physicals transactions, exchange of physicals for futures contracts transactions, and any rights pertaining thereto, whether traded on an organized exchange or otherwise (hereinafter referred to collectively as ?futures interests;? provided, however, such definition shall exclude securities futures products as defined by the Commodity Futures Trading Commission (?CFTC?), options in securities futures and options in equities) and securities (such as United States Treasury securities) approved by the CFTC for investment of customer funds and other securities on a limited basis, and to engage in all activities incident thereto;
     WHEREAS, the Trading Company is a commodity pool operated by the Trading Manager in which other commodity pool investment vehicles sponsored and/or managed by the Trading Manager and/or its affiliates will invest (each such investment vehicle, a ?Member,? and collectively, the ?Members?);
     WHEREAS, the principals of the Trading Advisor have extensive experience trading in futures interests and the Trading Advisor is willing to provide the services and undertake the obligations as set forth herein;



            WHEREAS, the Trading Company and the Trading Manager each desires the Trading Advisor to act as a trading advisor for the Trading Company and to make investment decisions with respect to futures interests for the Trading Company and the Trading
Advisor desires so to act; and
     WHEREAS, the Trading Company, the Trading Manager and the
Trading Advisor wish to enter into this Agreement which, among other things, sets forth certain terms and conditions upon which the Trading Advisor will conduct the Trading Company?s futures interest trading.
     NOW, THEREFORE, the parties hereto hereby agree as follows:
1.	Undertakings in Connection with the Continuing Offering
of Units.
     (a)	The Trading Advisor agrees with respect to the
continuing offering of interests in the Members (?Units?): (i) to make all disclosures regarding itself, its principals and
affiliates, its trading performance, its trading programs,
systems, methods and strategies (subject to the need, in the reasonable discretion of the Trading Advisor, to preserve confidentiality of proprietary information concerning such programs, systems, methods and strategies), any client accounts over which it has discretionary trading authority (other than the names of or identifying information with respect to any such clients and/or client?s investment strategies and vehicles to the extent not permitted by agreements in place with such clients), and otherwise, as the Members may reasonably require (x) in
connection with any Member?s offering materials (collectively, the ?Offering Memoranda?) as required by Rule 4.21 of the
regulations under the Commodity Exchange Act (the ?CEAct?) (if applicable), including in connection with any amendments or supplements thereto, or (y) to comply with any other applicable law or rule or regulation, including those of the CFTC, the
Securities and Exchange Commission (the ?SEC?), the National
Futures Association (the ?NFA?), the Financial Industry
Regulatory Authority (?FINRA?) or any other regulatory or self-regulatory body, exchange, or board with jurisdiction over its members (or to comply with the reasonable request of the
aforementioned organizations); and (ii) to otherwise cooperate with the Trading Company, the Trading Manager and the Members by providing information regarding the Trading Advisor in connection with the preparation of the Offering Memoranda, including any amendments or supplements thereto, as part of making application for registration of the Units under the securities or blue sky laws of any jurisdictions, including foreign jurisdictions, as the Members may deem appropriate; provided that all such
disclosures are subject to the need, in the reasonable discretion of the Trading Advisor, to preserve the secrecy of Confidential Information concerning its clients, systems methods and strategies. As used herein, unless otherwise provided, the term
       ?principal? shall have the meaning as defined in Rule
4.10(e) of the CFTC?s regulations and the term ?affiliate? shall mean an individual or entity that directly or indirectly
controls, is controlled by, or is under common control with, such party.
      (b)	If the Trading Advisor becomes aware of any materially
untrue or misleading statement or omission regarding itself or any of its principals or affiliates in the Disclosure Document
(as defined in Section 19 hereof), or of the occurrence of any event or change in circumstances which would result in there being any materially untrue or misleading statement or omission in the Disclosure Document regarding itself or any of its
principals or affiliates, the Trading Advisor shall promptly notify the Trading Manager and shall cooperate with the Trading
Manager in the preparation of any necessary amendments or
supplements to the Offering Memoranda. Neither the Trading
Advisor nor any of its principals, or affiliates, or any
stockholders, officers, directors, or employees shall distribute the Offering Memoranda or supplemental sales material or shall engage in any selling activities whatsoever in connection with the continuing offering of Units except as may be specifically approved by the Trading Manager and agreed to by the Trading
Advisor.
      (c)	For purposes of this Agreement, and notwithstanding any
of the provisions hereof, all non-public information relating to the Trading Advisor, its principals and their respective
affiliates, including but not limited to, records, whether
original, duplicated, computerized, handwritten, or in any other form, and information contained therein, business and/or
marketing and/or sales plans and proposals, names of past and current clients, names of past, current and prospective contacts, trading methodologies, systems, strategies and programs, trading advice, instructions, results, orders and fills, current and historical trading positions, training materials, research data bases, portfolios, and computer software, and all written and oral information, furnished by the Trading Advisor to the Trading Company, the Trading Manager, the Members and/or their officers, directors, employees, agents (including, but not limited to, attorneys, accountants, consultants, and financial advisors) or controlling persons (each a ?Recipient?), regardless of the manner in which it is furnished, together with any analysis, compilations, studies or other documents or records which are prepared by a Recipient of such information and which contain or are generated from such information, regardless of whether
explicitly identified as confidential, with the exception of information which (i) is or becomes generally available to the public other than as a result of acts by the Recipient in
violation of this Agreement, (ii) is in the possession of the
Recipient prior to its disclosure pursuant to the terms hereof,
(iii) is or becomes available to the Recipient from a source that is not bound by a confidentiality agreement with regard to such information or by any other legal obligation of confidentiality
       prohibiting such disclosure, or (iv) that is independently developed by the Recipient without use of the confidential
information described in this Section 1(c), are and shall be confidential information and/or trade secrets and the exclusive property of the Trading Advisor (collectively, ?Confidential Information?).
      (d)	The Trading Company and the Trading Manager each
warrants and agrees that they and their respective officers, directors, members (including but not limited to, the Members), equity holders, employees and agents (including for purposes of this Agreement, but not limited to, attorneys, accountants, consultants, and financial advisors) will protect and preserve the Confidential Information and will disclose Confidential
Information or otherwise make Confidential Information available only to the Trading Company?s or the Trading Manager?s officers, directors, members (including but not limited to, the Members), equity holders, employees and agents (including for purposes of this Agreement, but not limited to, attorneys, accountants, consultants, and financial advisors), who need to know the
Confidential Information (or any part of it) for the purpose of satisfying their fiduciary, legal, reporting, filing or other obligations hereunder or to monitor performance in the account during the term of this Agreement or thereafter, or to the
Trading Company, Trading Manager or a Recipient, as the case may be, is required to disclose such Confidential Information due to a fiduciary obligation or legal or regulatory request.
Additionally, the Trading Company and the Trading Manager each warrants and agrees that it and any Recipient will use the
Confidential Information solely for the purpose of satisfying the Trading Company?s or the Trading Manager?s obligations under this Agreement and not in a manner which violates the terms of this Agreement. Without limitation to the foregoing, (i) the Trading Company and the Trading Manager each shall not copy, license, misuse, misappropriate or reverse engineer or otherwise
appropriate or make use of in any manner any of the Confidential Information, including without limitation, trading results or current and historical trading positions, and (ii) the Trading
Company and the Trading Manager each agree that they may not use any Confidential Information in the formulation or computation of any index aimed at being a replication of ?commodity pool?
returns they may create, sponsor or manage.
2.	Duties of the Trading Advisor.
     (a)	Upon the commencement of trading operations on or about
July 1, 2009 by the Trading Advisor on behalf of  the Trading
Company, the Trading Advisor hereby agrees to act as a Trading
Advisor for the Trading Company and, as such, shall have authority and responsibility for directing the investment and reinvestment of the Trading Company?s assets, which shall consist of the Trading Company?s Net Assets (as defined in Section 6(c) hereof) plus ?notional? funds, if any, as specified in writing by the Trading Manager and consented to in writing by the Trading
       Advisor (the ?Assets?), on the terms and conditions and in accordance with the prohibitions and the trading policies set forth in Exhibit A to this Agreement as amended from time to time and provided in writing to the Trading Advisor by the Trading
Manager (the ?Trading Policies?); provided, however, that the Trading Manager may override the instructions of the Trading
Advisor without notice to the Trading Advisor to the extent necessary (i) to comply with the Trading Policies and with applicable speculative position limits, (ii) to fund any distributions or redemptions, (iii) to pay the Trading Company?s expenses, (iv) to the extent the Trading Manager believes doing so is necessary for the protection of the Trading Company, (v) to terminate the futures interest trading of the Trading Company with the Trading Advisor, or (vi) to comply with any applicable law or regulation. The Trading Manager agrees not to override any such instructions for the reasons specified in clauses (ii) or (iii) of the preceding sentence unless the Trading Advisor fails to comply with a request of the Trading Manager to make the necessary amount of funds available to the Trading Company within two trading days of such request. The Trading Advisor shall not be liable for the consequences of any decision by the Trading
Manager to override instructions of the Trading Advisor, except to the extent that such consequences result from a material breach of this Agreement by the Trading Advisor or the Trading
Advisor fails to comply with the Trading Manager?s decision to override an instruction. In performing services to the Trading Company, the Trading Advisor shall utilize its Polaris Program
(the ?Trading Program?), as described in the Disclosure Document, and as modified from time to time. In performing services for the Trading Company, the Trading Advisor may not materially alter or change the Trading Program without the prior written consent of the Trading Manager (and shall not effect such alteration or change on behalf of the Trading Company without the Trading
Manager?s consent), it being understood that changes in the futures interests traded, provided that such futures interests are listed on Exhibit C hereto as updated from time to time by the Trading Advisor upon written notice to the Trading Manager, shall not be deemed a material alteration in the Trading Program. Notwithstanding any other provision of this Agreement, the Trading Advisor shall not be responsible for monitoring or responding to (or advising the Trading Manager of) any margin calls or any other responsibilities with respect to the cash management of the Assets or for trading in any instrument that is deemed to be a ?security? so as to require registration of the Trading Advisor as an investment adviser pursuant to the Investment Advisers Act of 1940, as amended (the ?Advisers Act?).

      (b)	The Trading Advisor shall:
     (i)	Exercise good faith and due care in trading futures
interests for the account of the Trading Company in accordance with the prohibitions and Trading Policies, and the trading
systems, methods, and strategies of the Trading Advisor
described in the Disclosure Document, with such changes and
additions to such trading systems, methods or strategies as the Trading Advisor, from time to time, incorporates into its trading approach for accounts reasonably similar in size of the
Trading Company.
     (ii)	Subject to reasonable assurances of confidentiality
by the Trading Manager, provide the Trading Manager, within 30 days of the end of a calendar quarter, and within 30 days of a separate request which the Trading Manager may make from time to time, with information comparing the performance of the
Trading Company?s account and the performance, including
composite information, of all other representative accounts
directed by the Trading Advisor and using the Trading Program, including Rotella Polaris Fund LLC and Rotella Polaris Fund,
Ltd. (?Other Accounts?), for the purpose of confirming that the Trading Company has been treated equitably compared to such
Other Accounts.  In providing such information, the Trading
Advisor may take such steps as are necessary to assure the confidentiality of the Trading Advisor?s clients? or investors? identities. The Trading Advisor shall, upon the Trading
Manager?s request, consult with the Trading Manager concerning any discrepancies between the performance of such Other
Accounts and the Trading Company?s account.  The Trading
Advisor shall promptly inform the Trading Manager of any
material discrepancies of which the Trading Advisor is aware.
The Trading Manager acknowledges that the following differences in accounts may cause divergent trading results:  different
trading strategies, methods or degrees of leverage, different trading policies, accounts experiencing differing inflows or outflows of equity, different risk profiles, accounts which
commence trading at different times and accounts which have
different portfolios or different fiscal years.
      (iii)	Inform the Trading Manager when the Trading
Advisor?s open positions maintained by the Trading Advisor
exceed the Trading Advisor?s applicable speculative position limits.
      (iv)	Subject to reasonable assurances of confidentiality
by the Trading Manager, the Trading Advisor shall promptly
provide the Trading Manager with all information concerning the Trading Advisor and its activities reasonably requested by the Trading Manager (including, without limitation, information relating to material changes in control, personnel, trading
approach, or financial condition).  The Trading Manager
       acknowledges that all trading instructions made by the
Trading Advisor will be held in confidence by the Trading
Manager except to the extent necessary to conduct the business of the Trading Company, otherwise provided for herein or
required by applicable law or regulation.
      (c)	All purchases and sales of futures interests pursuant
to this Agreement shall be for the account, and at the risk, of the Trading Company and not for the account, or at the risk of the Trading Advisor or any of its affiliates or each of their principals, stockholders, directors, officers, or employees, or any other person, if any, who controls the Trading Advisor.
All brokerage commissions and related transaction fees ,
including give-up fees at rates approved by MS&Co., arising
from such trading by the Trading Advisor shall be for the
account of the Trading Company. The Trading Advisor makes no representations as to whether its trading will produce profits or avoid losses.
        (d)	(i)

            (ii)	*
            (iii)*
        (e)	Prior to the commencement of trading by the Trading
Company, the Trading Manager, on behalf of the Trading Company, shall deliver to the Trading Advisor a trading authorization appointing the Trading Advisor the Trading Company?s attorney-in-fact for such purpose (a form of which is attached hereto as
Exhibit B).
3.	Designation of Additional or Replacement Trading
Advisors and Reallocation of Assets.
        (a)	If the Trading Manager at any time deems it to be in
the best interests of the Trading Company, the Trading Manager may designate an additional or replacement trading advisor or advisors for the Trading Company and may apportion to such additional or replacement trading advisor(s) the management of such amounts of Assets as the Trading Manager shall determine in its absolute discretion.  The designation of an additional
trading advisor or advisors or replacement of any trading advisor for the Trading Company by the Trading Manager shall not require any approval of any existing trading advisor (including the
Trading Advisor).  Subject to Section 7(c) hereof, the
designation and retention of an additional or replacement trading advisor(s) and the apportionment of Assets to any such trading advisor(s) pursuant to this Section 3 shall neither terminate this Agreement nor modify in any regard the respective rights and
       obligations of the Trading Company, the Trading Manager and the Trading Advisor hereunder with respect to the Assets that remain under the management of the Trading Advisor. In the event that an additional or replacement trading advisor(s) is so designated, the Trading Advisor shall thereafter receive
Management Fees and Incentive Fees based, respectively, on that portion of the Assets managed by the Trading Advisor and that portion of the New Trading Profit (as defined in Section 6(d) hereof) attributable to the trading done by the Trading Advisor.
      (b)	The Trading Manager may at any time and from time to
time upon three Business Days? (as defined in Section 6(a)(i) below) prior notice reduce Assets allocated to the Trading
Advisor (whether or not such Assets are allocated to any other trading advisor or advisors of the Trading Company ) or allocate additional Assets upon three Business Days? prior notice to the Trading Advisor (whether or not such additional Assets are allocated away from such other trading advisor or advisors); provided that any such addition to or withdrawal from Assets allocated to the Trading Advisor will only take place on the last day of a month unless the Trading Manager determines that the best interests of the Trading Company require otherwise.

4.	Trading Advisor as an Independent Contractor.
      For all purposes of this Agreement, the Trading Advisor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized, have no authority to act for or represent the Trading Company or its Members in any way or otherwise be deemed an agent of the Trading Company or its Members. Nothing contained herein shall be deemed to require the Trading Company to take any action contrary to the Operating Agreement or the Certificate of Formation of the Trading Company as from time to time in effect, or any applicable law or rule or regulation of any regulatory or self-regulatory body, exchange, or board. Nothing herein contained shall constitute the Trading Advisor, the Trading Manager, or the Members, as members of any partnership, joint venture, association, syndicate or other entity, or be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or liability on behalf of any other. It is expressly agreed that the Trading Advisor is neither a promoter, sponsor, or issuer with respect to the Trading Company or its Members, nor does the Trading Advisor have any authority or responsibility with respect to the offer, sale or issuance of Units or the interests of the Trading Company, or the operation of the Members or of the Trading Company.

5.	Commodity Broker.
      The Trading Advisor shall effect all transactions in futures interests for the Trading Company through the Trading Company?s separate account maintained with such commodity broker or brokers as the Trading Manager shall direct and appoint from time to time. Morgan Stanley & Co., Incorporated (?MS & Co.?), Morgan
Stanley & Co. International plc (?MSIP?), and Morgan Stanley
Capital Group Inc. (?MSCG? and collectively, the ?Commodity
Brokers?) may act as the clearing commodity brokers for the
Trading Company, and MS & Co. and its affiliates may act as
foreign exchange forward contract counterparty for the Trading
Company.  MSCG and its affiliates may act as an options on
foreign exchange forward contract counterparty for the Trading
Company.  The Trading Manager shall provide the Trading Advisor with copies of brokerage statements.
      Notwithstanding the foregoing, the Trading Advisor may
execute trades through commodity brokers other than those
employed by MS & Co. and its affiliates so long as arrangements (including executed give-up agreements) are made for such commodity brokers to ?give-up? or transfer the positions to the Commodity Brokers in conformity with the Trading Policies set forth in Exhibit A attached hereto.
6.	Fees.
      (a)	For the services to be rendered to the Trading
Company by the Trading Advisor under this Agreement:
      (i)	The Trading Company shall pay the Trading Advisor a
monthly management fee, without regard to the profitability of the Trading Advisor?s trading for the Trading Company?s account, equal to 1/12 of  % (a *% annual rate) of the Assets as of the first day of each month (the ?Management Fee?).  The Management
Fee is payable in arrears within 30 Business Days of the end of the month for which it was calculated.  For purposes of this
Agreement, ?Business Day? shall mean any day which the securities markets are open in the United States.
      (ii)	The Trading Company shall pay the Trading Advisor an
incentive fee equal to 20% of the New Trading Profit in each capital account of the Members in the Trading Company (the
?Capital Account?) that shall accrue monthly but is not payable until the end of each calendar quarter (the ?Incentive Fee?).
The initial incentive period will commence on the date of the
Trading Company?s initial closing for each Capital Account and shall end on the last day of the first full calendar quarter
       after such initial closing occurs.  The Incentive Fee is payable within 30 Business Days of the end of the calendar
quarter for which it was calculated.
      (b)	If this Agreement is terminated on a date other than
the last day of a calendar quarter, the Incentive Fee shall be determined as if such date were the end of a calendar quarter.
If this Agreement is terminated on a date other than the end of a month, the Management Fee described above shall be determined as if such date were the end of a month, but such fee shall be
prorated based on the ratio of the number of trading days in the month through the date of termination to the total number of calendar days in the month.  If, during any month after the
Trading Company commences trading operations (including the month in which the Trading Company commences such operations), the
Trading Company does not conduct business operations, or suspends trading for the account of the Trading Company managed by the
Trading Advisor, or, as a result of an act or material failure to act by the Trading Advisor, is otherwise unable to utilize the trading advice of the Trading Advisor on any of the calendar days of that month for any reason, the Management Fee shall be
prorated based on the ratio of the number of calendar days in the month which the Trading Company account managed by the Trading
Advisor engaged in trading operations or utilizes the trading advice of the Trading Advisor to the total number of calendar days in the month.  The Management Fee payable to the Trading
Advisor for the month in which the Trading Company begins to receive trading advice from the Trading Advisor pursuant to this Agreement shall be prorated based on the ratio of the number of calendar days in the month from the day the Trading Company begins to receive such trading advice to the total number of calendar days in the month.  In the event that there is an
increase or decrease in the Assets as of any day other than the first day of a month, the Trading Advisor shall be paid a pro rata Management Fee on such increase or decrease in the Assets for such month.
      (c)	The term ?Net Assets? shall mean the total assets of
the Trading Company (including, but not limited to, all cash and cash equivalents, accrued interest and amortization of original issue discount, and the market value (marked-to-market) of all open futures interest positions and other assets of the Trading Company) less all liabilities of the Trading Company determined in accordance with generally accepted accounting principles consistently applied under the accrual basis of accounting.
Unless generally accepted accounting principles require
otherwise, the market value of a futures or option contract
traded on a United States exchange shall mean the settlement price on the exchange on which the particular futures or option contract shall be traded by the Trading Company on the day with respect to which the Net Assets are being determined; provided, however, that if a contract could not be liquidated on such day due to the operation of daily limits or other rules of the
exchange on which that contract shall be traded or otherwise, the
       settlement price on the first subsequent day on which the contract could be liquidated shall be the market value of such contract for such day, or if a contract could not be liquidated on such day due to the exchange being closed for an exchange holiday, the settlement price on the most recent preceding day on which the contract could have been liquidated shall be the market value of such contract for such day.  The market value of a
forward contract or a futures or option contract traded on a foreign exchange or market shall mean its market value as
determined by the Trading Manager on a basis consistently applied for each different variety of contract.
      (d)	The term ?New Trading Profit? shall mean net futures
interest trading profits (realized and unrealized) on the Assets in each Capital Account, decreased proportionally by the Trading Advisor?s monthly Management Fees, brokerage commissions, transaction costs and administrative fees.  Such trading profits and items of decrease shall be determined for each Capital
Account from the end of the last calendar quarter in which an
Incentive Fee was earned by the Trading Advisor or, if no
Incentive Fee has been earned previously by the Trading Advisor with respect to a Capital Account, from the date that the Trading Advisor commenced managing the Assets in the Capital Account, to the end of the calendar quarter as of which such Incentive Fee calculation is being made. Extraordinary expenses do not reduce
New Trading Profit.  Interest income is not included in New
Trading Profit. New Trading Profit shall be calculated before reduction for Incentive Fees paid or accrued so that the Trading Advisor does not have to earn back Incentive Fees. Accrued
Incentive Fees shall be paid to the Trading Advisor on those
Assets withdrawn from a Capital Account due to redemptions at the end of any month when such withdrawal of Assets is made as if such month-end is the end of the calendar quarter.
      (e)	If any payment of Incentive Fees is made to the Trading
Advisor on account of New Trading Profit earned by the Trading
Advisor for a Capital Account and the Trading Advisor thereafter fails to earn New Trading Profit or experiences losses for any subsequent incentive period, the Trading Advisor shall be entitled to retain such amounts of Incentive Fees previously paid to the Trading Advisor in respect of such New Trading Profit.
      (f)	No Incentive Fees shall be payable to the Trading
Advisor until the Trading Advisor has earned New Trading Profit; provided, however, that if the Assets of a Capital Account are reduced because of redemptions that occur at the end of, and/or subsequent to, a calendar quarter in which the Trading Advisor experiences a futures interest trading loss for the Trading
Company, the trading loss that must be recovered before the
Trading Advisor will be deemed to experience New Trading Profit in a subsequent calendar quarter will be equal to the amount determined by (x) dividing the Assets of each Capital Account after such decrease by the Assets in such Capital Account
immediately before such decrease and (y) multiplying that
       fraction by the amount of the unrecovered futures interest trading loss prior to such decrease.  In the event that the
Trading Advisor experiences a trading loss for a Capital Account in more than one calendar quarter without the Trading Company paying an intervening Incentive Fee and Assets for a Capital
Account are reduced in more than one such calendar quarter
because of redemptions, then the trading loss for each such
calendar quarter shall be adjusted in accordance with the formula described above and such reduced amount of futures interest trading loss shall be carried forward and used to offset
subsequent futures interest trading profits.
7.	Term
      (a)	This Agreement shall continue in effect for a period
of one year from the date the Agreement was entered into unless otherwise terminated as set forth in this Section 7. The Trading Advisor may terminate this Agreement at the end of such one-year period by providing prior written notice of termination to the
Trading Company at least thirty days? prior to the expiration of such one-year period. If the Agreement is not terminated upon the expiration of such one-year period, this Agreement shall automatically renew for an additional one-year period and shall continue to renew for additional one-year periods until this
Agreement is otherwise terminated, as provided for herein. This Agreement shall automatically terminate if the Trading Company is dissolved.
      (b)	The Trading Company and Trading Manager each shall have
the right to terminate this Agreement in its discretion (i) at any month end upon five calendar days? prior written notice to the Trading Advisor, or (ii) at any time upon prior written
notice to the Trading Advisor upon the occurrence of any of the following events: (A) if any person described as a ?principal?
of the Trading Advisor in the Offering Memoranda ceases for any reason to be an active ?principal? of the Trading Advisor; (B) if the Trading Advisor becomes bankrupt or insolvent; (C) if the
Trading Advisor is unable to use its Trading Program as in effect on the date hereof and as modified in the future for the benefit of the Trading Company; (D) if the registration, as a commodity trading advisor, of the Trading Advisor with the CFTC or its membership in the NFA is revoked, suspended, terminated, or not renewed, or limited or qualified in any respect; (E) except as provided in Section 12 hereof, if the Trading Advisor merges or consolidates with, or sells or otherwise transfers its advisory business, or all or a substantial portion of its assets, any portion of its futures interests trading programs, systems or methods, or its goodwill to, any individual or entity, (F) if the
Net Assets allocated to the Trading Advisor as of the date of this Agreement, after adjusting for distributions, additions, redemptions, or reallocations, if any, shall decline by 50% or more as a result of trading losses or if Net Assets allocated to the Trading Advisor fall below $7,500,000 (after adding back trading losses) as a result of any reallocation of the Trading
       Company?s Net Assets by the Trading Manager; (G) if, at
any time, the Trading Advisor violates any Trading Policy, except with the prior express written consent of the Trading Manager;
(H) if the Trading Advisor fails in a material manner to perform any of its obligations under this Agreement; or (I) if the
Trading Advisor merges, consolidates or sells a substantial
portion of its assets pursuant to Section 12 of this Agreement.
      (c)	The Trading Advisor may terminate this Agreement at any
time, upon 10 days?  prior written notice to the Trading Company and Trading Manager, in the event: (A) that the Trading Manager imposes additional trading limitation(s) in the form of one or more Trading Policies or administrative policies that the Trading Advisor does not consent to, such consent not to be unreasonably withheld; (B) the Trading Manager objects to the Trading Advisor implementing a proposed material change to the Trading Program and the Trading Advisor certifies to the Trading Manager in
writing that it believes such change is in the best interests of the Trading Company; (C) the Trading Manager overrides a trading instruction of the Trading Advisor for reasons unrelated to those set forth in Section 2 hereof and a determination by the Trading Manager that the Trading Advisor has violated the Trading
Company?s trading policies and the Trading Advisor certifies to the Trading Manager in writing that as a result the Trading
Advisor believes the performance results of the Trading Advisor relating to the Trading Company will be materially adversely affected; (D) the Trading Manager or the Trading Company merges or consolidates with, or sells or otherwise transfers its
business or all or a substantial portion of its assets, or its goodwill, to any non-affiliated individual or non-affiliated entity; (E) the Trading Manager or the Trading Company materially breaches this Agreement and does not correct the breach within ten days of receipt of a written notice of such breach from the
Trading Advisor; (F) the Net Assets fall below $  (after adding back trading losses) at any time; (G) the Trading Company becomes bankrupt or insolvent; or (H) the registration of the Trading
Manager with the CFTC as a commodity pool operator or its
membership in the NFA is revoked, suspended, terminated or not renewed, or limited or qualified in any respect.  In addition, the Trading Advisor may terminate this Agreement immediately upon written notice to the Trading Company and the Trading Manager in the event that the Trading Company becomes ?plan assets? subject to the Employee Retirement Income Security Act of 1974, as
amended (?ERISA?), and/or Section 4975 of the Internal Revenue
Code of 1986, as amended (the ?Code?), whether intentionally or inadvertently.
      (d)	Except as otherwise provided in this Agreement, any
termination of this Agreement in accordance with this Section 7
       shall be without penalty or liability to any party, on account of such termination.
      (e)	The indemnities set forth in Section 8 hereof shall
survive any termination of this Agreement.
8.	Standard of Liability: Indemnifications.
      (a)	Limitation of Trading Advisor Liability.  In respect
of the Trading Advisor?s role in the futures interests trading of the Trading Company, none of the Trading Advisor or its
controlling persons, its affiliates, and their respective
directors, officers, principals, shareholders, employees or
controlling persons shall be liable to the Trading Company, the
Trading Manager, the Members or their partners, officers,
shareholders, directors, or controlling persons except that the
Trading Advisor shall be liable for acts or omissions of any such person provided that such act or omission constitutes a breach of this Agreement or a representation, warranty or covenant herein, willful misconduct or negligence, or is the result of any such person not having acted in good faith and in the reasonable
belief that such actions or omissions were in, or not opposed to, the best interests of the Trading Company.
      (b)	Trading Advisor Indemnity in Respect of Management
Activities. The Trading Advisor shall indemnify, defend and hold harmless the Trading Company and the Trading Manager, their controlling persons, their affiliates and their respective directors, officers, principals, managers, members, shareholders, employees and controlling persons from and against any and all losses, claims, damages, liabilities (joint and several), costs, and expenses (including any reasonable investigatory, legal, accounting and other expenses incurred in connection with, and any amounts paid in, any litigation or other proceeding or any settlement; provided that, solely in the case of a settlement, the Trading Advisor shall have approved such settlement) resulting from a demand, claim, lawsuit, action or proceeding
(other than those incurred as a result of claims brought by or in the right of an indemnified party) relating to this Agreement
(except as covered by paragraph (d) below); provided that a court of competent jurisdiction upon entry of a final judgment (or, if no final judgment is entered, by an opinion rendered by counsel who is approved by the Trading Company and the Trading Advisor, such approval not to be unreasonably withheld) to the effect that the action or inaction of such indemnified party that was the subject of the demand, claim, lawsuit, action, or proceeding did not constitute negligence, willful misconduct, or a breach of this Agreement or a representation, warranty or covenant of the Trading Company or the Trading Manager, their controlling persons, their affiliates and their respective directors, officers, shareholders, employees, and controlling persons and was done in good faith.

      (c)	Trading Company Indemnity in Respect of Management
Activities. The Trading Company and the Trading Manager shall indemnify, defend and hold harmless, jointly and severally, the
Trading Advisor, its controlling persons, their affiliates and their respective directors, officers, principals, shareholders, employees and controlling persons, from and against any and all losses, claims, damages, liabilities (joint and several), costs and expenses (including any reasonable investigatory, legal, accounting and other expenses incurred in connection with, and any amounts paid in, any litigation or other proceeding or any settlement; provided that, solely in the case of a settlement, the Trading Company shall have approved such settlement)
resulting from a demand, claim, lawsuit, action or proceeding
(other than those incurred as a result of claims brought by or in the right of an indemnified party) relating to this Agreement
(except as covered by paragraph (e) below); provided that a court of competent jurisdiction upon entry of a final judgment finds
(or, if no final judgment is entered, by an opinion rendered by counsel who is approved by the Trading Company and the Trading
Advisor, such approval not to be unreasonably withheld) to the effect that the action or inaction of such indemnified party that was the subject of the demand, claim, lawsuit, action, or
proceeding did not constitute negligence, willful misconduct, or a breach of this Agreement or a representation, warranty or
covenant of the Trading Advisor, its controlling persons, its affiliates and directors, officers, shareholders, employees, and controlling persons and was done in good faith.
      (d)	Trading Advisor Indemnity in Respect of Sale of
Units.  The Trading Advisor shall indemnify, defend and hold harmless the Trading Company, the Trading Manager, any selling agent, their controlling persons and their affiliates and their respective directors, officers, principals, managers, members, shareholders, employees and controlling persons from and against any and all losses, claims, damages, liabilities, costs, and expenses, (joint and several), to which any indemnified person may become subject (including any reasonable investigatory,
legal, accounting and other expenses incurred in connection with, and any amounts paid in, any litigation or other proceeding or any settlement; provided that, solely in the case of a
settlement, the Trading Advisor shall have approved such
settlement, and in connection with any administrative
proceedings), in respect of the offer or sale of Units, insofar as such losses, claims, damages, liabilities, costs, or expenses
(or action in respect thereof) arise out of, or are based upon:
(i) a breach by the Trading Advisor of any applicable laws or regulations or any representation, warranty or agreement in this Agreement or any certificate delivered pursuant to this Agreement or the failure by the Trading Advisor to perform any covenant made by the Trading Advisor herein; (ii) a breach of the
disclosure requirements under the CEAct or NFA rules that relate
       to the Trading Advisor and the Trading Advisor Principals
(as defined below), or (iii) a misleading or untrue statement or alleged misleading or untrue statement of a material fact made in the Disclosure Document, Offering Memoranda or any supplemental sales material or an omission or alleged omission to state a material fact therein which is required to be stated therein or necessary to make the statements therein (in the case of the
Disclosure Document and the Offering Memoranda and any
supplemental sales material, in light of the circumstances under which they were made) not misleading, and such statement or
omission relates specifically to the Trading Advisor, or its
Trading Advisor Principals (including the historical performance capsules, but excluding the pro forma performance information except to the extent the pro forma performance information was based on information furnished by the Trading Advisor) or was made in reliance upon, and in conformity with, written
information or instructions furnished by the Trading Advisor
(provided, however, that with respect to any Offering Memoranda or supplemental sales material, only such Offering Memoranda or supplemental sales material as shall have been deemed approved by the Trading Advisor pursuant to Section 11(b)(iv)).
      (e)	Trading Company Indemnity in Respect of Sale of
Units.  The Trading Company and the Trading Manager shall
indemnify, defend and hold harmless, jointly and severally, the
Trading Advisor and each of its officers, directors, principals, partners, shareholders and controlling persons from and against any loss claim, damage, liability, cost, and expense, joint and several, to which any indemnified person may become subject
(including any reasonable investigatory, legal, accounting and other expenses incurred in connection with, and any amounts paid in, any litigation or other proceeding or any settlement;
provided that, solely in the case of a settlement, the Trading
Company shall have approved such settlement, and in connection with any administrative proceedings), in respect of the offer or sale of Units, unless such loss, claim, damage, liability, cost, or expense (or action in respect thereof) arises out of, or is based upon (i) a breach by the Trading Company or the Trading
Manager of any representation, warranty or agreement in this
Agreement or the failure by the Trading Company or the Trading
Manager to perform any covenant made by them herein; or (ii) a misleading or untrue statement or alleged misleading or untrue statement of a material fact made in the Disclosure Document or
Offering Memoranda, or any supplemental sales material or an omission or alleged omission to state a material fact therein which is required to be stated therein or necessary to make the statements therein (in the case of the Disclosure Document or
Offering Memoranda or the supplemental sales material, in light of the circumstances under which they were made) not misleading, provided that such materially misleading or untrue statement or alleged materially misleading or untrue statement or omission or alleged omission does not specifically relate to the Trading
Advisor or its Trading Advisor Principals (including the
historical performance capsules, but excluding the pro forma
       performance information except to the extent the pro forma performance information was based on information furnished by the Trading Advisor) or was not made in reliance upon, and in conformity with, written information or instructions furnished by the Trading Advisor (provided, however, that with respect to any Offering Memoranda or supplemental sales material, only such
Offering Memoranda or supplemental sales material as shall have been approved deemed approved by the Trading Advisor pursuant to
Section 11(b)(iv)), or does not result from a breach by the
Trading Advisor of any representation, warranty, or agreement in this Agreement or any certificate delivered pursuant to this
Agreement or the failure by the Trading Advisor to materially perform any covenant made in this Agreement.
      (f)	Subject to Section 8(a) hereof, the foregoing
agreements of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be
available to an indemnified person.
      (g)	Promptly after receipt by an indemnified person of
notice of the commencement of any action, claim, or proceeding to which any of the indemnities may apply, the indemnified person will notify the indemnifying party in writing of the commencement thereof if a claim in respect thereof is to be made against the indemnifying party hereunder; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability that the indemnifying party may have to the
indemnified person hereunder, except where such omission has materially prejudiced the indemnifying party.  In case any
action, claim, or proceeding is brought against an indemnified person and the indemnified person notifies the indemnifying party of the commencement thereof as provided above, the indemnifying party will be entitled to participate therein and, to the extent that the indemnifying party desires, to assume the defense
thereof with counsel selected by the indemnifying party and not unreasonably disapproved by the indemnified person. After notice from the indemnifying party to the indemnified person of the indemnifying party?s election so to assume the defense thereof as provided above, the indemnifying party will not be liable to the indemnified person under the indemnity provisions hereof for any legal and other expenses subsequently incurred by the indemnified person in connection with the defense thereof, other than
reasonable costs of investigation.
      Notwithstanding the preceding paragraph, if in any action, claim, or proceeding as to which indemnification is or may be available hereunder, an indemnified person reasonably determines that its interests are or may be adverse, in whole or in part, to the indemnifying party?s interests or that there may be legal defenses available to the indemnified person that are different from, in addition to, or inconsistent with the defenses available to the indemnifying party, the indemnified person may retain its own counsel in connection with such action, claim, or proceeding and will be indemnified (provided the indemnified person is so
       entitled) by the indemnifying party for any legal and other expenses reasonably incurred in connection with
investigating or defending such action, claim, or proceeding.
      In no event will the indemnifying party be liable for the
fees and expenses of more than one counsel for all indemnified persons in connection with any one action; claim, or proceeding or in connection with separate but similar or related actions, claims, or proceedings in the same jurisdiction arising out of the same general allegations.  The indemnifying party will not be liable for any settlement of any action, claim, or proceeding effected without the indemnifying party?s express written
consent, but if any action, claim, or proceeding, is settled with the indemnifying party?s express written consent, the
indemnifying party will indemnify, defend, and hold harmless an indemnified person as provided in this Section 8.
9.	Right to Advise Others and Uniformity of Acts and Practices.
  (a)	The Trading Advisor is engaged in the business of advising
clients as to the purchase and sale of futures interests.  During the term of this Agreement, the Trading Advisor, its principals and affiliates, will be advising other clients (including
affiliates and the stockholders, officers, directors, and
employees of the Trading Advisor and its affiliates and their families) and trading for their own accounts.  The Trading
Advisor will use its best efforts to implement a fair and
consistent allocation policy that seeks to ensure that all
clients are treated equitably and positions allocated as nearly as possible in proportion to the assets available for trading of the accounts managed or controlled by the Trading Advisor.  Upon written reasonable request, the Trading Manager may request a copy of the Trading Advisor?s procedures regarding the equitable treatment of trades across accounts. Such procedures shall be provided to the Trading Manager within 30 days of such request by the Trading Manager.  Except as otherwise set forth herein, the
Trading Advisor and its principals and affiliates agree to treat the Trading Company in a fiduciary capacity to the extent
recognized by applicable law, but subject to that standard.  To the fullest extent required by applicable law, under no
circumstances shall the Trading Advisor by any act or omission knowingly or intentionally favor any account advised or managed by the Trading Advisor over the account of the Trading Company in any way or manner. Nothing contained in this Section 9(a) shall preclude the Trading Advisor from charging different management fees and/or incentive fees to its clients.  Subject to the
Trading Advisor?s obligations under applicable law, the Trading
Advisor or any of its principals or affiliates shall be free to advise and manage accounts for other clients and shall be free to trade on the basis of the same trading systems, methods, or
strategies employed by the Trading Advisor for the account of the Trading Company, or trading systems, methods, or strategies that are entirely independent of, or materially different from, those employed for the account of the Trading Company, and shall be
       free to compete for the same futures interests as the
Trading Company or to take positions opposite to the Trading
Company, where such actions do not knowingly or intentionally prefer any of such accounts over the account of the Trading
Company on an overall basis.
     (b)	The Trading Advisor and its principals and affiliates
shall not be restricted as to the number or nature of its
clients, except that:  (i) so long as the Trading Advisor acts as a trading advisor for the Trading Company, neither the Trading
Advisor nor any of its principals or affiliates shall knowingly hold any position or control any other account that would cause the Trading Company, the Trading Advisor, or the principals or affiliates of the Trading Advisor to be in violation of the CEAct or any regulations promulgated thereunder, any other applicable law, or any applicable rule or regulation of the CFTC or any other regulatory or self regulatory body, exchange, or board; and
(ii) neither the Trading Advisor nor any of its principals or affiliates shall render futures interests trading advice to any other individual or entity or otherwise engage in activity that shall knowingly cause positions in futures interests to be
attributed to the Trading Advisor under the rules or regulations of the CFTC or any other regulatory or self regulatory body, exchange, or board so as to require the significant modification of positions taken or intended for the account of the Trading
Company; provided that the Trading Advisor may modify its trading systems, methods or strategies to accommodate the trading of additional funds or accounts.  If applicable speculative position limits are exceeded by the Trading Advisor in the opinion of (i) independent counsel (who shall be other than counsel to the
Trading Company), (ii) the CFTC, or (iii) any other regulatory or self regulatory body, exchange, or board, the Trading Advisor and its principals and affiliates shall promptly liquidate positions in all of their accounts, including the Trading Company?s
account, as to which positions are attributed to the Trading
Advisor as nearly as possible in proportion to the accounts?
respective amounts available for trading (taking into account different degrees of leverage and ?notional? equity) to the
extent necessary to comply with the applicable position limits.
10.	Representations, Warranties, and Covenants of the
Trading Advisor.
      (a)	Representations and Warranties of the Trading Advisor.
The Trading Advisor represents and warrants to and agrees with the Trading Manager and the Trading Company as follows:
      (i)	It will exercise good faith and due care in
implementing the Trading Program on behalf of the Trading Company as described in the Disclosure Document (as modified from time to time) or any other trading programs agreed to by the Trading
Manager and the Trading Advisor.
   (ii)	The Trading Advisor shall follow and comply with, at all
times, the Trading Policies.
   (iii)	The Trading Advisor shall trade the Assets pursuant to
the same trading programs described in the Disclosure Document unless the Trading Manager and the Trading Advisor agree
otherwise.
   (iv)	The Trading Advisor is duly organized, validly existing
and in good standing under the laws of the state of its
organization and is qualified to do business and is in good
standing as a foreign corporation in each other jurisdiction in which the nature or conduct of its business requires such
qualification and the failure to so qualify would materially adversely affect the Trading Advisor?s ability to perform its duties under this Agreement.  The Trading Advisor has full power and authority to perform its obligations under this Agreement.
The only principals (as defined in Rule 4.10(e) under the CEAct)
of the Trading Advisor are those set forth in the Offering
Memoranda and the Disclosure Document (the ?Trading Advisor
Principals?).
   (v)	The Disclosure Document contains all statements and
information required to be included therein under the CEAct and other applicable laws, and such information is accurate and
complete in all material respects.
  (vi)	 All references to the Trading Advisor and the Trading
Advisor Principals and trading systems, methods and performance in the Offering Memoranda are accurate and complete in all
material respects.  With respect to the Trading Advisor, the
Trading Advisor Principals, and its trading systems, methods and performance: (i) the Offering Memoranda contains all statements and information required to be included therein under the CEAct and the rules and regulations thereunder, and (ii) the Offering Memoranda do not contain, and will not during the term of this
Agreement contain, any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading. Except as otherwise disclosed in the Offering Memoranda, the actual performance of each discretionary account directed by the Trading Advisor or any principal or affiliate of the Trading Advisor over the past five years and year-to-date is disclosed in the Offering Memoranda on either a composite or a stand alone basis.  The information
regarding the actual performance of such accounts set forth in the Offering Memoranda has been calculated and presented in
accordance with the descriptions therein and is complete and accurate in all material respects.
   (vii)	 This Agreement has been duly and validly authorized,
executed and delivered on behalf of the Trading Advisor and is a
       valid and binding agreement of the Trading Advisor
enforceable in accordance with its terms.
   (viii)	  Each of the Trading Advisor and the Trading Advisor
Principals has all federal, state and foreign governmental,
regulatory and exchange licenses and approvals and has effected all filings and registrations with federal, state and foreign governmental and regulatory agencies required to conduct its business and to act as described in the Offering Memoranda or required to perform its or his obligations under this Agreement.
The Trading Advisor is registered as a commodity trading advisor under the CEAct and is a member of the NFA in such capacity.
   (ix)	The execution and delivery of this Agreement, the
incurrence of the obligations set forth herein, the consummation of the transactions contemplated herein and in the Offering
Memoranda and the payment of the fees hereunder will not violate, or constitute a breach of, or default under, the certificate of incorporation or bylaws (or any other organizational documents)
of the Trading Advisor or any agreement or instrument by which it is bound or of any order, rule, law or regulation binding on it of any court or any governmental body or administrative agency or panel or self-regulatory organization having jurisdiction over
it.
   (x)	Since the respective dates as of which information is
given in the Disclosure Document, and except as may otherwise be stated in or contemplated by the Disclosure Document, there has not been any material adverse change in the condition, financial or otherwise, business or prospects of the Trading Advisor or any Trading Advisor Principal.
   (xi)	Except as set forth in the Disclosure Document there have
not been in the five years preceding the date of the Disclosure
Document and there is not pending, or to the best of the Trading Advisor?s knowledge after due inquiry, threatened, any action, suit or proceeding before or by any court or other governmental body or any administrative, self-regulatory or commodity exchange organization to which the Trading Advisor or any Trading Advisor Principal is or was a party, or to which any of the assets of the Trading Advisor is or was subject and which resulted in or might reasonably be expected to result in any material adverse change in the condition, financial or otherwise, business or prospects of the Trading Advisor or which is required under the Securities
Act or CEAct to be disclosed in the Disclosure Document or the
Offering Memorandum.  None of the Trading Advisor or any Trading
Advisor Principal has received any notice of an investigation by the NFA, CFTC or other administrative agency or self-regulatory body (whether United States or foreign) regarding noncompliance by the Trading Advisor or any of the Trading Advisor Principals
with the CEAct or any other law applicable to the commodity
trading advisory services provided by the Trading Advisor, which shall not include routine and non-material regulatory and
administrative audits, inspections, inquiries or requests.
   (xii)	Neither the Trading Advisor nor any Trading Advisor
Principal has received, or is entitled to receive, directly or indirectly, any commission, finder?s fee, similar fee, or rebate from any person in connection with the organization or operation of the Trading Company.
   (xiii)	 Participation by the Trading Advisor in accordance with
the terms hereof and as described in the Offering Memoranda will not cause the Trading Advisor to be required to register as an investment adviser pursuant to the Advisers Act.
   (xiv)	Neither the Trading Advisor nor any Trading Advisor
Principal will use or distribute the Offering Memoranda or any supplemental sales material or engage in any selling activities whatsoever in connection with the offering of the Units.
   (xv)	The information in the Offering Memoranda about the
Trading Advisor does not contain any misleading or untrue
statements of a material fact or omit to state a material fact required to be stated therein to make the statements not
misleading.
   (xvi)	The foregoing representations and warranties shall be
continuing during the term of this Agreement and if at any time any event shall occur which could make any of the foregoing representations or warranties inaccurate, the Trading Advisor shall promptly notify the Trading Manager and the Trading Company of the nature of such event.
   (b)	Covenants of the Trading Advisor.  The Trading Advisor
covenants and agrees that:
   (i)	The Trading Advisor shall maintain all registrations and
memberships necessary for the Trading Advisor to continue to act as described herein and to at all times comply in all respects with all applicable laws, rules, and regulations, to the extent that the failure to so comply would have a materially adverse effect on the Trading Advisor?s ability to act as described
herein.
   (ii)	The Trading Advisor shall inform the Trading Manager
immediately as soon as the Trading Advisor or any Trading Advisor Principal becomes the subject of any investigation, claim or proceeding of any regulatory authority having jurisdiction over such person or becomes a named party to any litigation materially affecting (or which may, with the passage of time, materially affect) the business of the Trading Advisor. The Trading Advisor shall also inform the Trading Manager immediately if the Trading
Advisor or any of its officers becomes aware of any breach of this Agreement by the Trading Advisor.

   (iii)	The Trading Advisor agrees to cooperate by providing
information regarding itself and its performance in the
preparation of any amendments or supplements to the Offering
Memoranda.
   (iv)	The Trading Advisor agrees to participate, to the
extent that the Trading Manager may reasonably request, in ?road shows? and other promotional activities relating to the marketing of the Units, provided that such participation shall not in the reasonable judgment of the Trading Advisor require the registration of the Trading Advisor or any of its principals or agents as a broker-dealer or salesman (or the equivalent) under the laws of any jurisdiction or interfere materially with the trading activities of the Trading Advisor.  The Trading Advisor shall pay the costs of its reasonably requested participation in such road shows.
11.	Representations and Warranties of the Trading Company
and the Trading Manager; Covenants of the Trading
Manager.
   (a)	The Trading Company and the Trading Manager represent
and warrant to the Trading Advisor, as follows:
   (i)	The Trading Manager has provided to the Trading Advisor
the Offering Memoranda of the initial Members which includes information regarding the Trading Advisor in the form first issued, and will provide the Trading Advisor with the opportunity to review such Offering Material in accordance with the
provisions of Section 11(b)(iv).
   (ii)	Each Members? organizational agreement provides for the
subscription for and sale of the Units in the respective Member;
all material actions required to be taken by each Member as a condition to the sale of its Units to qualified subscribers
therefor has been, or prior to each closing described in the
Member?s respective Offering Memoranda shall have been taken;
and, upon payment of the consideration therefor specified in each accepted subscription agreement in such form as attached to the respective Member?s Offering Memoranda, the Units will constitute valid interests in the Member.  Each Member is in material
compliance with all laws, rules, regulations and orders of any governmental agency or self-regulatory organization applicable to the Member?s business and the offering, sale, issuance and
distribution of its Units.
   (iii)	The Trading Company is a limited liability company duly
formed pursuant to its Certificate of Formation, Operating
Agreement and the Delaware Limited Liability Company Act and is
validly existing and in good standing under the laws of the State of Delaware with full power and authority to engage in the
trading of futures interests and to engage in its other
       contemplated activities as described in the Offering
Memoranda; the Trading Company is qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification and where failure to be so qualified could materially adversely affect the Trading Company?s ability to perform its obligations hereunder.
   (iv)	The Trading Manager is duly organized and validly
existing and in good standing as a corporation under the laws of the State of Delaware and in good standing and qualified to do business under the laws of the state of New York and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature or conduct of its
business requires such qualification and where the failure to be so qualified could materially adversely affect the Trading
Manager?s ability to perform its obligations hereunder.
   (v)	The Trading Company and the Trading Manager have full
power and authority under applicable law to conduct their
business and to perform their respective obligations under this Agreement and as described in the Offering Memoranda.
   (vi)	As of the date hereof, the Offering Memoranda and any
supplemental sales material contain all statements and
information required to be included therein by the CEAct or other applicable law and at all times subsequent thereto up to and including each closing, the Offering Memoranda and any
supplemental sales material will comply in all material respects with the requirements of the rules of the NFA, the CEAct or other applicable laws. The Offering Memoranda as of the initial closing (as described therein), date of issue, and at each
closing will not contain any misleading or untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Any supplemental sales material, when read in conjunction with the Offering Memoranda, will not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading.  This representation and warranty shall not, however, apply to any statement or omission in the Offering Memoranda or supplemental sales material made in reliance upon information furnished by and relating to the Trading Advisor, its trading methods or its trading performance.
   (vii)	Since the respective dates as of which information is
given in the Offering Memoranda, there has not been any material adverse change in the condition, financial or otherwise, or business of the Trading Manager or the Trading Company, whether or not arising in the ordinary course of business.
   (viii)	 This Agreement has been duly and validly authorized,
executed and delivered by the Trading Manager on behalf of the
Trading Company and constitutes a valid, binding and enforceable
       agreement of the Trading Company and the Trading Manager in accordance with its terms.
   (ix)	The execution and delivery of this Agreement, the
incurrence of the obligations set forth herein and the
consummation of the transactions contemplated herein and in the Offering Memoranda will not violate, or constitute a breach of, or default under, the Trading Manager?s certificate of
incorporation or bylaws, or the Trading Company?s Certificate of Formation or Operating Agreement, or any agreement or instrument by which either the Trading Manager or the Trading Company, as the case may be, is bound or any order, rule, law or regulation applicable to the Trading Manager or the Trading Company of any
court or any governmental body or administrative agency or panel or self-regulatory organization having jurisdiction over the
Trading Manager or the Trading Company.
   (x)	Except as set forth in the Offering Memoranda, there has
not been in the five years preceding the date of the Offering
Memoranda and there is not pending or, to the best of the Trading Manager?s knowledge after due inquiry, threatened, any action, suit or proceeding at law or in equity before or by any court or by any federal, state, municipal or other governmental body or any administrative, self-regulatory or commodity exchange
organization to which the Trading Manager or the Trading Company is or was a party, or to which any of the assets of the Trading
Manager or the Trading Company is or was subject; and neither the Trading Manager nor any of the principals of the Trading Manager (?Trading Manager Principals?) has received any notice of an investigation by the NFA, CFTC or any other administrative or self-regulatory organization regarding non-compliance by the
Trading Manager or the Trading Manager Principals or the Trading Company with the CEAct, the Securities Act or any applicable laws which are material to an investor?s decision to invest in a
Member.
      (xi)	The Trading Manager and the Trading Manager
Principals have all federal, state and foreign governmental, regulatory and exchange approvals and licenses, and have effected all filings and registrations with federal, state and foreign governmental agencies required to conduct their business and to act as described in the Offering Memoranda or required to perform their obligations under this Agreement (including, without
limitation, registration as a commodity pool operator under the
CEAct and membership in the NFA as a commodity pool operator) and will maintain all such required approvals, licenses, filings and registrations for the term of this Agreement. The Trading
Manager?s principals identified in the Offering Memoranda are all of the Trading Manager Principals.
      (xii)	The Trading Company and the Trading Manager represent
that the Trading Company is a Qualified Eligible Person as
defined in CFTC Rule 4.7.  The Trading Company and Trading
Manager consent to the account being treated by the Trading
       Advisor as an exempt account under CFTC Rule 4.7, and the
Trading Company and the Trading Manager acknowledge that they will not receive a commodity trading advisor disclosure document from the Trading Advisor that contains all disclosures required by Part 4 of the CFTC rules.
     (xiii)	The Trading Company and the Trading Manager are and
shall remain in material compliance in all respects with all laws, rules, regulations and orders of any government,
governmental agency or self-regulatory organization applicable to their business.
     (xiv)	The Trading Company is not, and during the term of
this Agreement shall not be, deemed to be ?plan assets? subject to ERISA and/or Section 4975 of the Code.
     (xv)	The foregoing representations and warranties shall be
continuing during the term of this Agreement and if at any time any event shall occur which could make any of the foregoing representations or warranties inaccurate, the Trading Manager shall promptly notify the Trading Advisor of the nature of such event.
     (b)	Covenants of the Trading Manager.  The Trading Manager
covenants and agrees that:
     (i)	The Trading Manager shall maintain all registrations
and memberships necessary for the Trading Manager to continue to act as described herein and in the Offering Memoranda and to all times comply in all respects with all applicable laws, rules, and regulations, to the extent that the failure to so comply would have a materially adverse effect on the Trading Manager?s ability to act as described herein and in the Offering Memoranda.
     (ii)	The Trading Manager shall inform the Trading Advisor
immediately as soon as the Trading Manager, the Trading Company or any of their principals becomes the subject of any lawsuit, investigation, claim, or proceeding of any regulatory authority having jurisdiction over such person or becomes a named party to any litigation materially affecting the business of the Trading
Manager or the Trading Company.  The Trading Manager shall also inform the Trading Advisor immediately if the Trading Manager or the Trading Company or any of their officers become aware of any material breach of this Agreement by the Trading Manager or the
Trading Company.
   (iii)	The Trading Manager shall notify the Trading Advisor of
any investment fund or other vehicle that becomes a Member of the
Trading Company.
   (iv)	The Trading Manager has or will furnish to the Trading
Advisor copies of the Offering Memoranda of the initial and any future Members, and all amendments and supplements thereto that refer in any way to the Trading Advisor and supplemental sales
       materials (all of the foregoing collectively, the
?Promotional Materials?), in each case as soon as available. The Trading Manager will ensure that the Trading Manager or the
Members will not utilize (or cause to be utilized by any selling agent or other third party) any Promotional Materials, unless the Trading Advisor has received a copy of such Promotional Materials no less than 5 days in advance of its intended first use and has approved any information regarding the Trading Advisor contained therein. In the event that the Trading Advisor fails to affirmatively object to such Promotional Material in writing
(which may be by email) to the Trading Manager within such 5 day period, the Trading Advisor shall be deemed to have approved such Promotional Material for all purposes hereunder.
   (v)	The Trading Manager will furnish, or cause to be
furnished, to the Trading Advisor such other documents and
information related to the Trading Company or the Members or their activities as may reasonably be requested by the Trading
Advisor.
12.	Merger or Transfer of Assets or Business.
         Upon written notice to the other parties hereto, the Trading Advisor may merge or consolidate with, or sell or otherwise transfer its advisory business, or all or a substantial portion of its assets, any portion of its commodity trading programs, systems or methods, or its goodwill, to any entity that is directly or indirectly controlled by, controlling, or under common control with, the Trading Advisor, provided that such entity expressly assumes all obligations of the Trading Advisor under this Agreement and agrees to continue to operate the business of the Trading Advisor, substantially as such business is being conducted on the date hereof. The Trading Manager or the Trading Company may merge or consolidate with, or sell or otherwise transfer its business, or all or a substantial portion of its assets, to any affiliated entity upon written notice to the other parties hereto.

13.	Complete Agreement.
        This Agreement constitutes the entire agreement between
the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the parties unless in writing and signed by the party against whom enforcement is sought.
14.	Assignment.
        Subject to Section 12, hereof, this Agreement may not be assigned by any party hereto without the express prior written consent of the other parties hereto ; provided, however, the
Trading Manager may assign this Agreement to any affiliate
without the prior written consent of any other party hereto.
15.	Amendment.
            This Agreement may not be amended except by the written consent of the parties hereto. No waiver of any provision of this Agreement shall be implied from any course of dealings
between the parties, from any failure by any party to assert its rights hereunder or any occasion or series of occasions.
16.	Severability.
            The invalidity or unenforceability of any provision of this Agreement or any covenant herein contained shall not affect the validity or enforceability of any other provision or covenant hereof or herein contained and any such invalid provision or covenant shall be deemed to be severable.
17.	Closing Certificates.
            (a)	The Trading Advisor shall, at the Members? initial
closing and at the reasonable request of the Trading Manager at any closing (as described in the Offering Memoranda), provide the following:
     (i)	To the Trading Manager and the Trading Company, a
certificate, dated the date of any such closing and in form and substance satisfactory to such parties, to the effect that;
      (A)	the representations and warranties by the Trading
Advisor in this Agreement are true, accurate, and complete in all material respects on and as of the date of the closing, as if made on the date of the closing; and
      (B)	the Trading Advisor has performed in all material
respects all of its obligations and satisfied in all material respects all of the conditions on its part to be performed or
       satisfied under this Agreement, at or prior to the date of such closing.
   (ii)	To the Trading Manager and the Trading Company, a
report as of the closing date which shall present, for the period from the date after the last day covered by the historical performance records in the Offering Memoranda to the latest practicable day before closing, figures which shall be a continuation of such historical performance records and which shall certify that such figures are, to the best of such Trading Advisor?s knowledge, accurate in all material respects.
   (b)	The Trading Manager shall, at the Members? initial
closing and at the reasonable request of the Trading Advisor at any closing (as described in the Offering Memoranda), provide the following:
   (i)	To the Trading Advisor, a certificate, dated the date of
such closing and in form and substance satisfactory to the
Trading Advisor, to the effect that:
   (A)	the representations and warranties by the Trading
Company and the Trading Manager in this Agreement are true,
accurate, and complete on and as of the date of the closing as if made on the date of the closing;
        (B)	no order preventing or suspending the use of the
Offering Memoranda has been issued by the CFTC, the SEC, any state securities commission, or the NFA or other self-regulatory organization and no proceedings for that purpose shall have been instituted or are pending or, to the knowledge of the Trading Manager, are contemplated or threatened under the CEAct; and
        (C)	  The Trading Company and the Trading Manager have
performed all of their obligations and satisfied all of the conditions on their part to be performed or satisfied under this Agreement with respect to itself or with respect to the Members at or prior to the date of the closing.
18.	Inconsistent Filings.
        If the Trading Advisor intends to file, to participate in
the filing of, or to publish any description of the Trading
Advisor, or of its respective principals or trading approaches that is materially inconsistent with those in the Disclosure Document, the Trading Advisor shall inform the Trading Manager of such intention and shall furnish copies of all such filings or publications at least ten Business Days prior to the date of filing or publication.
19.	Disclosure Documents.
        During the term of this Agreement, upon the reasonable request of the Trading Manager, the Trading Advisor shall furnish
       to the Trading Manager promptly copies of all disclosure documents, information documents, offering memoranda or similar documents used by the Trading Advisor. The Trading Manager hereby acknowledges on behalf of the Trading Company receipt of the Confidential Information Memorandum dated May 2009 of the
Rotella Polaris Fund, LLC (the ?Disclosure Document?).
        20.	Track Record.  The track record and other performance
information of the Members shall be the property of the Trading Manager and not the Trading Advisor.
21.	Use of Name.
      (a)	The Trading Advisor hereby consents to the non-
exclusive use by the Trading Company of (a) the name ?Morgan
Stanley Managed Futures Rotella I, LLC?, with respect to the
Trading Company and (b) the name ?Morgan Stanley Managed Futures Rotella I, LLC? in any documentation regarding the Trading
Company, only so long as the Trading Advisor serves as a sole trading advisor to the Trading Company.  Each of the Trading
Company and the Trading Manager agree to indemnify and hold
harmless, jointly and severally, the Trading Advisor, its
partners, directors, officers, affiliates, employees and agents from and against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, attorneys' fees and disbursements, which may arise out of the
Trading Company's or the Trading Manager's misuse of the name
?Morgan Stanley Managed Futures Rotella I, LLC? or out of any
breach of, or failure to comply with, this Section 21.
      (b)	Upon termination of this Agreement, the Trading
Company, at its expense, as promptly as practicable: (i) shall take all necessary action to cause the Offering Memoranda and organizational documents of the Trading Company to be amended in order to eliminate any reference to ?Rotella? (except to the extent required by law, regulation or rule); and (ii) shall cease to use in any other manner, including, but not limited to, use in any supplemental sales material, the name ?Rotella? or any name, mark or logo type derived from it or similar to it (except to the extent required by law, regulation or rule).

22.	Notices.
        All notices required to be delivered under this Agreement shall be in writing and shall be effective when delivered personally on the day delivered, by facsimile on receipt confirmation, by email followed by delivery of an original, or when given by registered or certified mail, postage prepaid, return receipt requested, on the second Business Day following the day on which it is so mailed, addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):


if to the Trading Company:

Morgan Stanley Managed Futures Rotella I,
LLC
c/o Demeter Management LLC
Managed Futures Department
522 Fifth Avenue, 13th Floor
New York, NY  10036
Attn:  Jeremy Beal
Facsimile: (212) 296-6868
Email: Jeremy.Beal@morganstanley.com;



if to the Trading Manager:



Demeter Management LLC

Managed Futures Department
522 Fifth Avenue, 13th Floor
New York, NY  10036
Attn:  Jeremy Beal
Facsimile: (212) 296-6868
Email: Jeremy.Beal@morganstanley.com;



With a copy to:



Alston & Bird LLP
90 Park Avenue
New York, NY  10016
Attn: Timothy P. Selby
Facsimile: (212) 210-9444
Email: timothy.selby@alston.com



if to the Trading Advisor:


Rotella Capital Management, Inc.
800 Bellevue Way NE, Suite 200
Bellevue, WA  98004
Attn:  Joseph D. Kelly
Facsimile: (425) 827-0380
Email: jkelly@rotellacapital.com

With a copy to:


Winston & Strawn LLP
35 W. Wacker Drive
Chicago, IL  60601-9703
Attn:  Wesley G. Nissen
Facsimile:  (312) 558-5700
Email:  wnissen@winston.com

23.	Continuing Nature of Representations Warranties and
Covenants: Survival.
     All representations, warranties and covenants contained in this Agreement shall be continuing during the term of this Agreement and the provisions of this Agreement shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect. Each party hereby agrees that as of the date of this Agreement it is, and during its term shall be, in compliance with its representations, warranties and covenants herein contained. In addition, if at any time any event occurs which would make any of such representations, warranties or covenants not true, the affected party will use its best efforts to promptly notify the other parties of such fact.
24.	Third-Party Beneficiaries.
     Except for each of the Members who shall be a third-party beneficiary of the applicable provisions of this Agreement, this Agreement is not intended and shall not convey any rights to a party to this Agreement.
25.	Governing Law.
     This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. If any action or proceeding shall be brought by a party to this
Agreement or to enforce any right or remedy under this Agreement, each party hereto hereby consents and will submit to the jurisdiction of the courts of the State of New York or any
Federal court sitting in the County, City and State of New York. Any action or proceeding brought by any party to this Agreement to enforce any right, assert any claim or obtain any relief whatsoever in connection with this Agreement shall be brought by such party exclusively in the courts of the State of New York or any federal court sitting in the County, City and State of New York.
26.	Remedies.
     Subject to the following sentence, in any action or proceeding arising out of any of the provisions of this
Agreement, the Trading Advisor agrees not to seek any prejudgment
       equitable or ancillary relief.  The Trading Advisor agrees that its sole remedy in any such action or proceeding shall be to seek actual monetary damages for any breach of this Agreement, except that Trading Advisor may seek a declaratory judgment with respect to the indemnification provisions of this Agreement (Sections 8 and 21) or may seek injunctive or equitable relief with respect to the confidentiality and use of name provisions of this Agreement (Sections 1(c) and d, and 21).
27.	Headings.
     Headings to sections herein are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
28.	Successors.
      This Agreement including the representations, warranties and covenants contained herein shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns, and no other person shall have any right or obligation under this Agreement.
29.	Counterparts.
      This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
30.	Waiver of Breach.
      The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or of a breach by any other party. The failure of a party to insist upon strict adherence to any provision of the Agreement shall not constitute a waiver or thereafter deprive such party of the right to insist upon strict adherence.


       PURSUANT TO AN EXEMPTION FROM THE COMMODITY
FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.
            IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

MSSB MANAGED FUTURES ROTELLA I, LLC
by Demeter Management LLC
Trading Manager

By
	Walter Davis
	Chairman and President



DEMETER MANAGEMENT LLC


By
	Walter Davis
	Chairman and President



ROTELLA CAPITAL MANAGEMENT, INC.
By
	Rosemarie Rotella
	President


       EXHIBIT A
Morgan Stanley Managed Futures
MSC Fund Operations Procedures

Following is a list of abbreviations used in this Exhibit A:
*	?CTA? shall mean Rotella Capital Management, Inc.
*	?Fund(s)? refers to Morgan Stanley Managed Futures Funds that utilize MS&Co/MSIL/MSCG as a clearing commodity broker.
*	?Futures? is used to identify exchange traded futures, or
forward contracts, and options on the same, that are cleared through a clearing house.
*	?FX? is used to identify non-exchange traded forward currency contracts, and options on the same, which are settled directly between the principals of the trades.
*	?Trading Manager? shall mean Demeter Management LLC.
*	?MF? is Morgan Stanley Managed Futures.
*	?MSC? is MS&Co. and/or MSIL and/or MSCG (the Clearing
Commodity Broker or FX Counterparty, as appropriate).
*	?MS&Co? is Morgan Stanley & Co., Inc. a subsidiary of Morgan
Stanley (the Clearing Commodity Broker or FX (Non-Options) Counterparty as appropriate).
*	?MSIL? is Morgan Stanley International plc, a subsidiary of
Morgan Stanley (a sub Clearing Commodity Broker).  MSIL clears
London Metal Exchange (?LME?) transactions on behalf of the
Funds.
*	?MSCG? is Morgan Stanley Capital Group a subsidiary of Morgan
Stanley (the FX Options Counterparty).























       CONTACT INFORMATION:

Following are the Morgan Stanley departments involved in servicing the Funds and the corresponding contact information.

Abbreviation
Department
Primary Contact
Telephone
E-mail
Futures Desk
MSC Futures
Trading
Desk
Brian Jackman
Craig Abruzzo
James Stedman
212.761.1782
212.762.5139
212.761.1093
Brian.Jackman@morganstanley.com
Craig.Abruzzo@morganstanley.com
James.Stedman@morganstanley.com
Futures Ops
MSC Futures
Operations
Steve Bucello
Erik Barry
212.276.0477
212.276.0578
Steve.Bucello@morganstanley.com
Erik.Barry@morganstanley.com
FX Desk
MSC
Foreign
Exchange
Trading
Desk
Rich Condon
Julia Clancy
Sands
John Silver
212.761.2700
212.761.2700
212.761.2700
Richard.Condon@morganstanley.com
Julia.Sands@morganstanley.com
John.Silver@morganstanley.com
FX Ops
MSC
Foreign
Exchange
Operations
John Fusco
718.754.4868
John.Fusco@morganstanley.com
MF
Accounting
Morgan
Stanley
Managed
Futures
Accounting
Joe Tromello
Kevin Scully
917.790.5702
917.790.5701
Joe.Tromello@morganstanley.com
Kevin.Scully@morganstanley.com
MF Ops
Morgan
Stanley
Managed
Futures
Operations
Laura Finne

212.296.6813

Laura.Finne@morganstaley.com
MF
Investment
Management
Morgan
Stanley
Managed
Futures
Investment
Management
Patrick Egan
Alper Daglioglu
212.296.6808
212.296.6807
Patrick.Egan@morganstanley.com
Alper.Daglioglu@morganstanley.com
MF
Planning
Morgan
Stanley
Managed
Futures
Planning
and
Reporting
Chris Barry
212.296.6812
Chris.Barry@morganstanley.com

FUND ACCOUNTS:
Account Configuration
*	Futures and Futures Options Trading - For each CTA trading
program three Fund trading accounts will be assigned. A MS&Co segregated account, prefix 052. A MS&Co secured account, prefix 05A.  A MSIL non-regulated (by the CFTC) account,
prefix 045.
*	FX (Non-Options) Trading - One Fund account for each CTA
trading program will be assigned at MS&Co, prefix 058.
*	FX Options Trading ? One Fund account for each CTA trading
program will be assigned at MSCG (if needed), prefix 057.
*	Excess and FX Custody Accounts ? For each CTA trading program two Fund accounts will be set up at MS&Co.  One account will be designated as a custody account for MS&Co FX.  MF Ops will maintain equity in the custody account sufficient to cover
margin requirements of the FX trading account.  The second
account will contain the balance of excess equity that is not required in the custody and futures trading accounts.
Statements
*	Futures ? The CTA should contact Futures Ops regarding access to Fund futures account statements.
*	FX ? The CTA should contact FX Ops regarding access to Fund FX account statements.
*	Excess and Custody ? The CTA should contact MF Ops regarding access to the Fund account statements at MS&Co.

FX TRADING:
FX Order Execution
*	FX trading of the Funds must be executed through the MSC FX
Desk, unless the Trading Manager otherwise agrees in a form acceptable to the Trading Manager. The CTA should contact the
MSC FX Desk for information on trade execution procedures.
*	When trading FX Options, all premiums (on outright trades and cross currency trades) must be booked at the clearing broker so that the premium is stated in USD.
EFP Order Execution
*	The CTA may utilize the FX Desk to execute EFP transactions.
The futures leg of an EFP will be subject to the futures
brokerage fee.  The CTA should contact the FX Desk for
information on EFP trade execution procedures.
Foreign Currency Conversions
*	The CTA is responsible for conversion into US dollars of all
Fund foreign currency balances created as a result of futures and/or FX trading. The CTA, at its own discretion, should place conversion orders directly to the FX desk.

FUTURES TRADING:
Order Execution Service
*	The MSC Futures Desk can provide the CTA with order execution facilities.  The CTA should contact the Futures Desk for
information on trade execution procedures.
?Give Up? Order Execution
*	The CTA shall ensure that a ?give-up? execution agreement is in place prior to the execution of any trade through a floor broker in accordance with this Agreement or as otherwise
provided in writing to the CTA by the Trading Manager.
*	On exchanges allowing ?give up? execution, the CTA may have
orders executed away from MSC and give up trades to MSC for
clearing.  The CTA should contact Futures Ops for information on trade ?give up? procedures.  The CTA should ensure that
executing brokers give trades up on a timely basis.  The CTA should ensure that executing brokers make timely payment on
price adjustments, when applicable.  For futures trades at
exchanges where give-up execution is not allowed, the CTA must use the execution facilities provided by the Clearing
Commodity Broker.
?Give Up? Agreements
*	The CTA may authorize payment of an execution service fee
(?Give-Up Fee?) only to the executing clearing firm or the
floor broker (the ?Executing Broker?) that directly gives the futures trade to the Clearing Commodity Broker for such
clearance, and in an amount not greater than the amount
permitted by the Trading Manager from time to time (the
?Execution Allowance?).  The Execution Allowance shall be
based on the Trading Manager?s assessment for prevailing
competitive rates for Give-Up Fees.
*	The four party FIA/FOA uniform ?give up? agreement is the
acceptable form for futures ?give ups?.  The ?Morgan Stanley
Managed Futures Give Up Policy and Billing Procedures? and
?Morgan Stanley Managed Futures Execution Allowance? schedule will be made part of each ?give up? agreement.  The trader
version FIA/FOA EFP agreement is the acceptable form for EFP
?give ups?.  The CTA should send agreements that have been
signed by both the CTA and executing broker to MF Ops,
attention Laura Finne, Morgan Stanley, Managed Futures, 522
Fifth Avenue, 13th Floor, New York, NY  10036.
?Give Up? Execution Payment
*	Give Up Fee Bills in amounts up to the Execution Allowance
will be processed by Futures Ops, with notice provided to the
CTA.  To the extent that such bills will be greater than the
Execution Allowance, the CTA will obtain the prior written
consent of the Trading Manager.  Refer to the ?Morgan Stanley
Managed Futures Give Up Policy and Billing Procedures? for
specific information.
*	The CTA shall provide that information which may reasonably be requested by the Trading Manager to verify the Give-Up Fees
processed by Futures Ops.
ACCOUNT MAINTENANCE:
Trade Allocations
*	The CTA is responsible for determining the trade allocation
procedure for Fund trading accounts, in accordance with CFTC regulations. The CTA should ensure that the procedure was followed correctly, and that trades are booked accordingly in
Fund accounts.
Trade Reporting; (Futures)
*	The CTA is responsible for reporting all trades to Futures Ops on a timely basis to facilitate clearing and reduce
operational risk.  The CTA should contact Futures Ops for
additional information.
Daily Trade Checkout
*	The CTA is responsible for daily, end of trading day, checkout of all trades (including currency conversion trades) with
Futures and FX Ops.  The CTA should contact Futures and FX Ops to determine specific checkout procedures.
Daily Statement Reconciliation
*	The CTA is responsible for daily statement trade activity and position balancing with FX and Futures Operations.  The CTA
should contact FX and Futures Ops to determine specific
balancing procedures.
*	The CTA should provide a daily, trade reconciliation for each
Fund account to MF Ops, by 10:00 a.m. EST/EDT.  Reconciliation reports can be emailed to mf.ops@morganstanley.com and should specify trades to be added or canceled in each account, with a valuation versus the current settlement price of the product, and any pending cash adjustments due from executing brokers or for bookkeeping corrections.  (MF Ops provides MF
Accounting/the Administrator with adjusting information for
the calculation of NAV.)  Please contact MF Ops if you have
any questions regarding this procedure.
*	The CTA should notify MF Ops of any incorrect settlement
prices it becomes aware of with regard to the MSC account
statements of a Fund.
Monitoring of Delivery Periods and Option Expirations
*	The CTA is responsible for monitoring delivery periods (first notice dates and last trade dates), option expirations (option expiration and last trade dates), and forward settlement and/or maturity dates.
*	The CTA should take appropriate actions to ensure that futures contracts do not result in delivery.
*	The CTA should ensure that their intentions regarding any open option positions, at the time of expiration, have been communicated appropriately to the Futures or FX Ops areas.
Contact Futures and FX Ops for specific communication procedures.

Margin Maintenance and Cash Transaction (Journal) Reconciliation
*	MF Ops is responsible for balancing of all journal entries in all Fund accounts and for ensuring the requisite corrective
action is taken for each reconciling item.
*	MF Ops is responsible for the authorization of Fund margin
transfers between MSC and MS&Co accounts for the purpose of maintaining equity (and/or collateral) in amounts sufficient to meet Fund margin requirements in the MSC Futures accounts and the FX custody accounts.

TRADING LEVEL NOTIFICATION:
*	For new trading allocations, MF Prod Org will provide
notification to the CTA of trading authorization and the
trading commencement date, along with notification of the
initial trading level.
*	Thereafter, notification of estimated monthly net
additions/withdrawals will be distributed by MF Strat Plan.
On the third to last Business Day of each month a preliminary estimate will be provided.  On the first Business Day of each month a final estimate will be given.  Any material adjustment
(1% of account equity) from the final estimate to the actual will be provided.  Notification will be made via fax or email and the CTA will be asked to acknowledge receipt via fax or
email.  Questions regarding this procedure can be directed to
MF Strat Plan.
*	Subsequent to a Fund?s monthly closing, actual additions and withdrawals will be processed by MF Accounting/the
Administrator via journal entry in the Fund ?excess? account at MS&Co.
*	Any other trading level/asset allocation changes will be
communicated in writing from MF Prod Org or MF Strat Plan.

FUND ACCOUNTING:
Net Asset Value Calculation
*	MF Accounting/the Administrator is responsible for
determination of daily NAV estimates for the Funds.
*	MF Accounting/the Administrator will determine the actual
month end NAV of a Fund during the monthly closing process.
Brokerage Commission and Transaction Fees
*	Brokerage commissions for each Fund will be charged in a
manner consistent with the prospectus or offering memorandum.
The CTA should contact MF Accounting/the Administrator for
additional information.
Fund Fee Processing
*	Fund interest and all Fund fees, exclusive of brokerage
commissions and transaction fees, will be processed in a Funds ?excess? account at MS&Co.
*	MF Accounting/the Administrator will determine fees due to the
CTA during the monthly closing process and notify the CTA of the fees via the monthly performance tables.  The CTA should
       provide contact information regarding fees to MF
Accounting/the Administrator.
*	MF Accounting/the Administrator will make payment of fees to the CTA via wire transfer.  The CTA should provide wire
instructions to MF Accounting/the Administrator.
ERROR POLICY:
*	The CTA shall inform the Trading Manager and the relevant
Clearing Commodity Broker of trading errors to the extent required by the second sentence of Section 2(d)(iii) of this Agreement. The provisions of Section 2(d) of this Agreement shall be interpreted to mean that the benefit of all profitable trading errors and the detriment of all unprofitable trading errors made by the CTA when trading on behalf of the Fund shall be awarded to the Fund, except for the detriment of unprofitable trading errors made by the CTA that are subject to Section 2(d)(ii), which shall be borne by the CTA.

BORROWING:
The CTA shall not use borrowed money to leverage any trades, unless otherwise approved by the Trading Manager.



       EXHIBIT B
COMMODITY TRADING AUTHORITY
Dear: Rotella Capital Management, Inc.
            MSSB Managed Futures Rotella I, LLC (the ?Trading Company?) and Demeter Management LLC, the Trading Company?s Trading Manager (the ?Trading Manager?) do hereby make, constitute and appoint you as the Trading Company?s attorney-in-fact to buy and sell futures and forward contracts through such futures commission merchants as shall be agreed on by you and the Trading Manager on behalf of the Trading Company, pursuant to the trading program identified in the Agreement among the Trading Company, the Trading Manger and you as of the 1st day of July, 2009, as amended or supplemented, and in accordance with the terms and conditions of said Agreement.
            This authorization shall terminate and be null, void and of no further effect simultaneously with the termination of the said Agreement.

Very truly yours,


MSSB MANAGED FUTURES ROTELLA I,
LLC
by Demeter Management Corporation
Trading Manager

By
	Walter Davis
	Chairman and President



DEMETER MANAGEMENT LLC


By
	Walter Davis
	Chairman and President


       EXHIBIT C
FUTURES INTERESTS TRADED

  Confidential material redacted and filed separately with the Commission.
  Confidential material redacted and filed separately with the Commission.
  Confidential material redacted and filed separately with the Commission.




1

14
CONFIDENTIAL TREATMENT REQUESTED. Confidential portions of this document have been redacted and have been separately filed with the Commission.


A-7


B-1


C-1